Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT:	Cheryl K. Ramagano	April 25, 2006
Vice President & Treasurer

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS, PROPERTY EXCHANGE

AND SUBSTITUTION AGREEMENT AND LEASE RENEWALS AND AMENDMENTS

Universal Health Realty Income Trust (NYSE:UHT) announced today that net income per diluted share for the quarter ended March 31, 2006 was $.42 compared to $.64 for the same period in the prior year. Favorably impacting net income and net income per diluted share during the quarter ended March 31, 2005 was our share of a gain on the sale of real property by an unconsolidated limited liability company of approximately $1.1 million or $.09 per diluted share and $1.5 million or $.13 per diluted share related to the recovery of replacement costs of real estate assets at Wellington Regional Medical Center (“Wellington”) that were damaged by a hurricane during 2004. Unfavorably impacting net income and net income per diluted share during the quarter ended March 31, 2005 was a charge, included in interest expense, of approximately $300,000 or $.03 per diluted share related to an interest-rate swap agreement that became ineffective based upon the forecasted borrowings under our revolving credit facility.

Funds from operations (“FFO”) per diluted share for the quarter ended March 31, 2006 were $.62 compared to $.61 for the same period in the prior year. Included in the FFO per diluted share during the quarter ended March 31, 2005 is the charge of $.03 related to interest-rate swap ineffectiveness mentioned above. The first quarter dividend of $.56 per share was paid on March 31, 2006.

At March 31, 2006, our shareholders’ equity was $154.0 million and our liabilities for borrowed funds were $39.2 million, including mortgage debt of consolidated entities, which is non-recourse to us, totaling $25.4 million.

As previously reported, Chalmette Medical Center (“Chalmette”) our 138-bed acute care hospital located in Chalmette, Louisiana was severely damaged and closed as a result of Hurricane Katrina. In accordance with the terms of the Chalmette lease with a subsidiary of Universal Health Services, Inc. (“UHS”), we accepted an asset exchange and substitution proposal from UHS whereby we agreed to transfer the real property assets of Chalmette, and all rights attendant thereto, to UHS in exchange for newly constructed real property assets (“Capital

Additions”) owned by UHS on the campuses of three hospital facilities owned by us. The Capital Additions include a bed tower addition at Wellington, a 28-bed addition at The Bridgeway (“Bridgeway”) and a new 44-bed unit and ICU expansion at Southwest Healthcare System-Inland Valley (“Inland Valley”), which is currently under construction and expected to be completed by the end of 2006.

During the past three years, the total rent earned by us on Chalmette was approximately $1.6 million to $1.7 million annually (including base and bonus rental). The total rent payable to us on the Capital Additions included in the substitution package, excluding the rent on the Capital Additions in excess of Chalmette’s appraised value of $24.0 million, is expected to closely approximate the total rent earned by us under the Chalmette lease. UHS will pay incremental rent on the Capital Additions in excess of $24.0 million (excess Capital Additions are expected to approximate $1.2 million) at a rate equal to the prevailing five-year treasury rate plus 200 basis points (minimum rate of 6.75%).

As part of the overall arrangement, UHS agreed to early renew, for five-year terms, the four remaining leases between us and Inland Valley, Wellington and McAllen Medical Center, each of which were scheduled to mature on December 31, 2006, and Bridgeway, which was scheduled to mature on December 31, 2009, on the same economic terms as the current leases.

Pursuant to the master lease, which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the right to purchase the leased properties at the end of each lease term at each property’s fair market value purchase price. As part of the overall exchange and substitution proposal, as well as the early five-year lease renewal proposal on the four facilities mentioned above, we agreed to amend the master lease to include a change of control provision (as defined in the agreement) and a provision granting UHS the right to purchase each of the leased properties, at their fair market value purchase price, on one month’s notice to us in the event such change of control occurs.

Miles L. Berger, Lead Independent Trustee, said “We are pleased to announce the Chalmette asset exchange and substitution agreement and early renewal of the leases with UHS. As a result of these transactions, the rental revenue generated from the leases on the UHS hospital facilities, which comprised 48% of the Trust’s 2005 revenue, will be maintained and will provide increased stability to the Trust’s future income and dividends and provide a solid base for continued growth.”

Also during the quarter, Kindred Healthcare, Inc. provided notice that they were exercising their option to renew their lease of Kindred Hospital Chicago-Central located in Chicago, IL for another 5-year term. This lease was renewed on the same economic terms as the current lease and is scheduled to expire on December 31, 2011.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have forty-three real estate investments in fifteen states.

Funds from operations, is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income determined in accordance with GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) as an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) as a measure of our liquidity; (iv) nor is FFO an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is shown below.

The matters discussed in this report, as well as the news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2006 and 2005

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Base rental—UHS facilities	$3,092	$3,157
Base rental—Non-related parties	3,067	3,011
Bonus rental—UHS facilities	1,151	1,223
Tenant reimbursements and other—Non-related parties	946	974
Tenant reimbursements and other—UHS facilities	103	126

	8,359	8,491

Expenses:
Depreciation and amortization	1,416	1,408
Advisory fees to UHS	347	355
Other operating expenses	1,698	1,574

	3,461	3,337

Income before equity in unconsolidated limited liability companies (“LLCs”), property damage recovered from UHS and interest expense	4,898	5,154

Equity in income of unconsolidated LLCs (including gain on sale of real property of $1,061 during the three month period ended March 31, 2005)	725	1,981

Property damage recovered from UHS—Wellington	—	1,528

Interest expense	(675)	(1,083)

Net income	$4,948	$7,580

Basic earnings per share	$0.42	$0.64

Diluted earnings per share	$0.42	$0.64

Weighted average number of shares outstanding—Basic	11,778	11,756
Weighted average number of share equivalents	78	74

Weighted average number of shares and equivalents outstanding—Diluted	11,856	11,830

Calculation of Funds From Operations (“FFO”):
	Three Months Ended March 31,
	2006	2005
Net income	$4,948	$7,580

Plus: Depreciation and amortization expense:
Consolidated investments	1,343	1,345
Unconsolidated affiliates	1,026	895
Less: Gain on LLC’s sale of real property	—	(1,061)
Property damage recovered from UHS—Wellington	—	(1,528)

Funds from operations (FFO)	$7,317	$7,231

Funds from operations (FFO) per share—Basic	$0.62	$0.62

Funds from operations (FFO) per share—Diluted	$0.62	$0.61

Dividend paid per share	$0.560	$0.505

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
Assets:	2006	2005
Real Estate Investments:
Buildings and improvements	$187,925	$187,451
Accumulated depreciation	(59,072)	(57,729)

	128,853	129,722
Land	23,143	23,143
Construction in progress	—	—

Net Real Estate Investments	151,996	152,865

Investments in and advances to limited liability companies (“LLCs”)	32,345	29,572
Other Assets:
Cash and cash equivalents	1,784	1,717
Bonus rent receivable from UHS	1,306	1,088
Rent receivable—other	750	1,000
Note receivable from sale of property	3,102	3,102
Property damage receivable from UHS	6,259	6,259
Deferred charges and other assets, net	1,397	1,286

Total Assets	$198,939	$196,889

Liabilities and Shareholders’ Equity:

Liabilities:
Line of credit borrowings	$13,800	$10,000
Mortgage note payable, non-recourse to us	3,941	3,972
Mortgage notes payable of consolidated LLCs, non-recourse to us	21,446	21,576
Deferred gain on sale of property	1,860	1,860
Accrued interest	340	357
Accrued expenses and other liabilities	2,476	2,575
Fair value of derivative instruments	52	100
Tenant reserves, escrows, deposits and prepaid rents	736	697

Total Liabilities	44,651	41,137

Minority interests	302	302

Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2006—11,781,367; 2005 -11,777,829	118	118
Capital in excess of par value	187,079	186,943
Cumulative net income	275,125	270,177
Accumulated other comprehensive loss	(52)	(100)
Cumulative dividends	(308,284)	(301,688)

Total Shareholders’ Equity	153,986	155,450

Total Liabilities and Shareholders’ Equity	$198,939	$196,889